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                                                 April 29, 1997


The Equitable Life Assurance
  Society of the United States
1290 Avenue of the Americas
New York, New York  10104

Dear Sirs:

         This opinion is furnished in connection with the N-4 Registration Statement (the "Registration Statement") of The Equitable Life Assurance Society of the United States ("Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under a group annuity contract issued by Equitable to The United States Trust Company as Trustee of the Association Members Retirement Trust and of the Association Members Pooled Trust for Retirement Plans (the "Association Members Contract"), as proposed to be formally amended (the separate accounts included in the Association Members Contract being referred to herein collectively as the "Separate Accounts"). The Association Members Contract is designed to provide benefits under retirement plans and trusts adopted by members of certain associations for themselves and their employees. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered in the manner described in the Registration Statement covering up to $20,000,000 of the plan contributions to be received under the Association Members Contract.

         I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

         1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

         2. The Separate Accounts were duly created pursuant to the provisions of the New York Insurance Law.

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The Equitable Life Assurance
  Society of the United States
April 29, 1997
Page 2


         3. The assets of the Separate Accounts are owned by Equitable; Equitable is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Accounts must be credited to or charged against such Accounts, without regard to the other income, gains or losses of Equitable.

         4. The Association Members Contract provides that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business Equitable may conduct.

         5. The Association Members Contract (including proposed formal amendments thereto) and the Units issued thereunder have been duly authorized; and the Association Members Contract (including the Units duly issued thereunder) when formally amended and delivered will constitute a validly issued and binding obligation of Equitable in accordance with its terms.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Yours very truly,



                                            /s/ Anthony A. Dreyspool
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